United States securities and exchange commission logo





                         December 20, 2023

       Blake Sartini
       Chief Executive Officer
       Golden Entertainment, Inc.
       6595 S. Jones Boulevard
       Las Vegas, Nevada 89118

                                                        Re: Golden
Entertainment, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 12,
2023
                                                            File No. 000-24993

       Dear Blake Sartini:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program